Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2023 results including record first quarter closing units and home closing revenue

SCOTTSDALE, Ariz., April 26, 2023 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported first quarter results for the period ended March 31, 2023.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022	% Chg
Homes closed (units)	2,897	2,858	1%
Home closing revenue	$1,261,923	$1,245,456	1%
Average sales price — closings	$436	$436	—%
Home orders (units)	3,487	3,874	(10)%
Home order value	$1,506,893	$1,767,710	(15)%
Average sales price — orders	$432	$456	(5)%
Ending backlog (units)	3,922	6,695	(41)%
Ending backlog value	$1,763,832	$3,038,927	(42)%
Average sales price — backlog	$450	$454	(1)%
Earnings before income taxes	$165,303	$285,883	(42)%
Net earnings	$131,301	$217,254	(40)%
Diluted EPS	$3.54	$5.79	(39)%

MANAGEMENT COMMENTS
“Meritage's first quarter 2023 performance reflected stabilizing demand as interest rates dipped slightly and buyers began accepting 6-7% mortgage interest rates as the new normal,” said Steven J. Hilton, executive chairman of Meritage Homes. "The Meritage team executed on our spec strategy and delivered solid results this quarter, including an average absorption pace that was over 4 per month and quarterly closings and home closing revenue that slightly exceeded the first quarter of 2022."

“In the first quarter of 2023, our offering of move-in ready homes and a combination of price cuts and incentives gave us a competitive advantage that allowed us to meet our targeted sales objectives. Our average absorption pace of 4.2 per month this quarter was above our goal of 3-4 yet below prior year's still-elevated 4.9 per month. The first quarter 2023 cancellation rate of 15% moderated sequentially from 39% in the fourth quarter of 2022 and was in line with our historical average. Our sales orders of 3,487 homes this quarter were only 10% lower than the first quarter of 2022, partially aided by our higher community count," added Phillippe Lord, chief executive officer of Meritage Homes. "We believe our focus on pace over price and commitment to our spec inventory position us well to capitalize on buyer demand and continue to gain market share. We expect the undersupply of new and resale home inventory as well as favorable demographics provide a strong long-term runway for the homebuying market."

"Our closings of 2,897 homes led to $1.3 billion of first quarter 2023 home closing revenue. Combined with our home closing gross margin of 22.4% and our SG&A leverage of 10.3%, we generated $3.54 in diluted EPS this quarter, compared to $5.79 in the prior year," Mr. Lord continued. "First quarter 2023 backlog conversion of 87%, which was higher than the 50% rate in the prior year, was above our normalized targeted rate of at least 80%. We were successful at selling and closing specs during the quarter given our available inventory of completed and near-completed homes.”

“In addition to generating positive cash flows this quarter, we also returned capital to shareholders. We initiated a cash dividend of $0.27 per share and repurchased over 93,000 shares for $10 million in the first quarter of 2023. We had nothing drawn under our credit facility and our net debt-to-capital was 4.5% at March 31, 2023," remarked Mr. Lord. "We opened 27 new communities this quarter but our healthy sales order pace led to early close-outs and the continuing transformer issues across the country halted some new community openings, all of which added up to a lower ending community count than we expected. We now anticipate returning to 300 communities by year end. In the first quarter of 2023, we spent $310 million on land acquisition and development, which aligns with our $1.5 billion full year land spend goal. Given recent momentum in the market, we also put over 1,700 new lots under control during the quarter."

FIRST QUARTER RESULTS
•Orders of 3,487 homes for the first quarter of 2023 decreased 10% year-over-year, due to a 14% decrease in average absorption pace to 4.2 per month from 4.9 per month in the first quarter of 2022, partially offset by 4% growth in average active communities. Entry-level represented 87% of first quarter 2023 sales orders, compared to 83% in the same quarter of 2022. Average sales price ("ASP") on orders in the first quarter of 2023 of $432,000 was down 5% from the first quarter of 2022.

•The 1% year-over-year increase in home closing revenue to $1.3 billion resulted from 1% higher home closing volume while ASP on closings held steady when compared to prior year.

•Home closing gross margin declined 790 bps to 22.4% in the first quarter 2023 from 30.3% in the prior year due to the combined effect of greater sales incentives and continued elevated direct costs. Our use of mortgage rate locks and buy-downs did not begin to impact our home closing gross margins until the back half of 2022.
•Selling, general and administrative expenses ("SG&A") as a percentage of first quarter 2023 home closing revenue of 10.3% deteriorated 180 bps from 8.5% in the first quarter of 2022. Selling costs increased primarily due to higher broker commissions and advertising costs, reflecting the current sales environment. The increases in general and administrative expenses include severance-related costs and higher spend on technology and insurance.

•Other income, net of $8.8 million in the first quarter of 2023 increased from an expense of $0.3 million in 2022, and consists mainly of higher interest income earned on a larger cash balance.

•The first quarter effective income tax rate was 20.6% in 2023 compared to 24.0% in 2022. The 2023 rate benefited from earned eligible energy tax credits on qualifying homes under the Internal Revenue Code's Inflation Reduction Act. There was no such benefit recognized in the first quarter of 2022.

•Net earnings were $131.3 million ($3.54 per diluted share) for the first quarter of 2023, a 40% decrease from $217.3 million ($5.79 per diluted share) for the first quarter of 2022. Lower gross margin and overhead leverage, partially offset by the favorable tax rate, led to a 39% year-over-year decrease in diluted EPS.

BALANCE SHEET
•Cash and cash equivalents at March 31, 2023 totaled $957.2 million, compared to $861.6 million at December 31, 2022, primarily as a result of lower inventory spend.
•A total of about 60,900 lots were owned or controlled as of March 31, 2023, compared to approximately 75,100 total lots at March 31, 2022. We added over 1,700 new lots in the first quarter of 2023, representing an estimated 17 future communities, of which 100% are for entry-level product.

•Debt-to-capital and net debt-to-capital ratios were 22.1% and 4.5%, respectively, at March 31, 2023, which compared to 22.6% and 6.8%, respectively, at December 31, 2022.
•The Company declared and paid its first-ever cash dividend of $0.27 per share in the first quarter of 2023, totaling $9.9 million. In addition, 93,297 shares of stock were repurchased for a total of $10.0 million during the first quarter of 2023. $234.1 million remained available to repurchase under our authorized share repurchase program as of March 31, 2023.

CONFERENCE CALL
Management will host a conference call to discuss its first quarter 2023 results at 8:00 a.m. Pacific Daylight Time (11:00 a.m. Eastern Daylight Time) on Thursday, April 27, 2023. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Pacific Daylight Time (2:00 p.m. Eastern Daylight Time) on April 27, 2023 and extending through May 11, 2023, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022	Change $	Change %
Homebuilding:
Home closing revenue	$1,261,923	$1,245,456	$16,467	1%
Land closing revenue	17,385	41,478	(24,093)	(58)%
Total closing revenue	1,279,308	1,286,934	(7,626)	(1)%
Cost of home closings	(979,462)	(867,807)	111,655	13%
Cost of land closings	(15,945)	(30,685)	(14,740)	(48)%
Total cost of closings	(995,407)	(898,492)	96,915	11%
Home closing gross profit	282,461	377,649	(95,188)	(25)%
Land closing gross profit	1,440	10,793	(9,353)	(87)%
Total closing gross profit	283,901	388,442	(104,541)	(27)%
Financial Services:
Revenue	5,731	4,672	1,059	23%
Expense	(3,067)	(2,512)	555	22%
Earnings from financial services unconsolidated entities and other, net	259	1,174	(915)	(78)%
Financial services profit	2,923	3,334	(411)	(12)%
Commissions and other sales costs	(82,846)	(65,540)	17,306	26%
General and administrative expenses	(47,519)	(39,995)	7,524	19%
Interest expense	—	(41)	(41)	(100)%
Other income/(expense), net	8,844	(317)	9,161	(2,890)%
Earnings before income taxes	165,303	285,883	(120,580)	(42)%
Provision for income taxes	(34,002)	(68,629)	(34,627)	(50)%
Net earnings	$131,301	$217,254	$(85,953)	(40)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$3.58	$5.87	$(2.29)	(39)%
Weighted average shares outstanding	36,664	36,996	(332)	(1)%
Diluted
Earnings per common share	$3.54	$5.79	$(2.25)	(39)%
Weighted average shares outstanding	37,121	37,527	(406)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$957,210	$861,561
Other receivables	209,315	215,019
Real estate (1)	4,355,178	4,358,263
Deposits on real estate under option or contract	65,841	76,729
Investments in unconsolidated entities	11,280	11,753
Property and equipment, net	41,702	38,635
Deferred tax asset, net	44,801	45,452
Prepaids, other assets and goodwill	185,819	164,689
Total assets	$5,871,146	$5,772,101
Liabilities:
Accounts payable	$263,655	$273,267
Accrued liabilities	341,634	360,615
Home sale deposits	47,892	37,961
Loans payable and other borrowings	6,889	7,057
Senior notes, net	1,143,866	1,143,590
Total liabilities	1,803,936	1,822,490
Stockholders' Equity:
Preferred stock	—	—
Common stock	368	366
Additional paid-in capital	324,101	327,878
Retained earnings	3,742,741	3,621,367
Total stockholders’ equity	4,067,210	3,949,611
Total liabilities and stockholders’ equity	$5,871,146	$5,772,101
(1) Real estate – Allocated costs:
Homes under contract under construction	$1,021,522	$822,428
Unsold homes, completed and under construction	896,093	1,155,543
Model homes	107,291	97,198
Finished home sites and home sites under development	2,330,272	2,283,094
Total real estate	$4,355,178	$4,358,263

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$131,301	$217,254
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,208	5,759
Stock-based compensation	6,225	5,975
Equity in earnings from unconsolidated entities	(1,346)	(936)
Distribution of earnings from unconsolidated entities	1,776	1,069
Other	928	208
Changes in assets and liabilities:
Decrease/(increase) in real estate	2,999	(283,885)
Decrease/(increase) in deposits on real estate under option or contract	10,886	(2,753)
Increase in other receivables, prepaids and other assets	(11,749)	(52,098)
(Decrease)/increase in accounts payable and accrued liabilities	(31,687)	115,927
Increase in home sale deposits	9,931	5,668
Net cash provided by operating activities	124,472	12,188
Cash flows from investing activities:
Distributions of capital from unconsolidated entities	43	—
Purchases of property and equipment	(8,899)	(6,423)
Proceeds from sales of property and equipment	128	178
Maturities/sales of investments and securities	—	2,213
Payments to purchase investments and securities	—	(2,213)
Net cash used in investing activities	(8,728)	(6,245)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(168)	(4,580)
Dividends paid	(9,927)	—
Repurchase of shares	(10,000)	(99,303)
Net cash used in financing activities	(20,095)	(103,883)
Net increase/(decrease) in cash and cash equivalents	95,649	(97,940)
Beginning cash and cash equivalents	861,561	618,335
Ending cash and cash equivalents	$957,210	$520,395

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2023		2022
	Homes	Value	Homes	Value
Homes Closed:
Arizona	355	$143,585	458	$198,095
California	270	178,035	275	187,410
Colorado	160	95,702	131	77,919
West Region	785	417,322	864	463,424
Texas	1,048	424,880	873	347,828
Central Region	1,048	424,880	873	347,828
Florida	427	170,856	438	168,075
Georgia	142	59,541	127	56,434
North Carolina	309	120,065	297	119,004
South Carolina	87	27,628	121	39,713
Tennessee	99	41,631	138	50,978
East Region	1,064	419,721	1,121	434,204
Total	2,897	$1,261,923	2,858	$1,245,456

Homes Ordered:
Arizona	704	$268,238	550	$240,007
California	420	272,674	346	247,343
Colorado	162	95,024	209	125,999
West Region	1,286	635,936	1,105	613,349
Texas	1,073	420,521	1,296	548,567
Central Region	1,073	420,521	1,296	548,567
Florida	376	156,787	572	226,914
Georgia	195	82,760	220	100,891
North Carolina	333	126,758	373	163,008
South Carolina	106	35,473	154	52,656
Tennessee	118	48,658	154	62,325
East Region	1,128	450,436	1,473	605,794
Total	3,487	$1,506,893	3,874	$1,767,710

Order Backlog:
Arizona	834	$328,996	1,237	$535,586
California	412	272,550	464	331,321
Colorado	127	74,589	406	246,932
West Region	1,373	676,135	2,107	1,113,839
Texas	988	419,822	2,301	973,828
Central Region	988	419,822	2,301	973,828
Florida	781	356,130	1,002	411,478
Georgia	255	107,070	296	136,266
North Carolina	365	142,034	641	269,898
South Carolina	77	26,939	166	57,643
Tennessee	83	35,702	182	75,975
East Region	1,561	667,875	2,287	951,260
Total	3,922	$1,763,832	6,695	$3,038,927

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended March 31,
	2023		2022
	Ending	Average	Ending	Average
Active Communities:
Arizona	45	45.5	40	39.5
California	34	32.5	23	22.5
Colorado	17	17.0	18	17.5
West Region	96	95.0	81	79.5
Texas	82	81.5	75	74.0
Central Region	82	81.5	75	74.0
Florida	32	30.5	41	41.0
Georgia	20	19.5	15	15.0
North Carolina	30	29.5	29	27.5
South Carolina	9	9.5	13	13.5
Tennessee	9	9.0	14	13.0
East Region	100	98.0	112	110.0
Total	278	274.5	268	263.5

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended March 31,
	2023	2022
Depreciation and amortization	$5,208	$5,759

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$60,169	$56,253
Interest incurred	15,030	15,213
Interest expensed	$—	(41)
Interest amortized to cost of home and land closings	(12,747)	(12,343)
Capitalized interest, end of period	$62,452	$59,082

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	March 31, 2023	December 31, 2022
Senior notes, net, loans payable and other borrowings	$1,150,755	$1,150,647
Stockholders' equity	4,067,210	3,949,611
Total capital	$5,217,965	$5,100,258
Debt-to-capital	22.1%	22.6%

Senior notes, net, loans payable and other borrowings	$1,150,755	$1,150,647
Less: cash and cash equivalents	(957,210)	(861,561)
Net debt	$193,545	$289,086
Stockholders’ equity	4,067,210	3,949,611
Total net capital	$4,260,755	$4,238,697
Net debt-to-capital (1)	4.5%	6.8%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2022. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 165,000 homes in its 37-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a ten-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding, and the recipient of the EPA's 2022 Market Leader Award for Certified Homes as well as the EPA's 2022 Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and expectations about our future results, including but not limited to, our estimated community count.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in mortgage interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2022 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.